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                                                                     Exhibit 5.1
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                    Re:  Green Tree Financial Corporation
                         Green Tree Lease Finance II, Inc.
                         Green Tree Lease Finance 1997-1, LLC
                         Registration Statement on Form S-3
                         Registration No. 333-38687-01

Ladies and Gentlemen:

          We have acted as counsel to Green Tree Financial Corporation ("Green Tree"), a Delaware corporation, Green Tree Lease Finance II, Inc. ("Lease Finance"), a Minnesota corporation, and Green Tree Lease Finance 1997-1, LLC (the "LLC"), a Delaware limited liability company, in connection with a Registration Statement on Form S-3 (the "Registration Statement") relating to the issuance and sale of $550,000,000 aggregate principal amount of Lease-Backed Notes (the "Notes") issued by the LLC pursuant to an Indenture dated as of December 1, 1997 (the "Indenture") between the LLC and [First Trust National Asssociation], as Trustee (the "Trustee").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than Green Tree, Lease Finance or the LLC, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of Green Tree, Lease Finance and the LLC, and of public officials. We have also assumed that the Notes will be issued and sold as described in the Registration Statement.

          Based on the foregoing, we are of the opinion that the Notes have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment therefor
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Green Tree Financial Corporation
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in the manner described in the Registration Statement, will constitute valid and binding obligations of the LLC, enforceable in accordance with their terms.

                    The opinion set forth above is subject to the following qualifications and exceptions:

               (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

               (b) Our opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

                    Our opinion expressed above is limited to the laws of the State of Delaware.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.


Dated:  December 9, 1997

                                              Very truly yours,

                                              /s/ Dorsey & Whitney LLP


CFS